Exhibit (a)(5)


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April 8, 2005

SUBJECT: OFFER TO PURCHASE CENTURY PROPERTIES FUND XIX UNITS AT $300 PER UNIT

[Investor name and address]

Dear Century Properties Fund XIX Investor:

Your General Partner has recently extended its tender offer to purchase units of Century Properties Fund XIX to April 27, 2005, but did not increase the offer price.

Accelerated High Yield Institutional Investors, LTD., L.P.; MacKenzie Specified Income Fund; MP Falcon Fund, LLC; Accelerated High Yield Institutional Fund, LTD., L.P.; MPF DeWaay Premier Fund 2 LLC; MP Income Fund 20, LLC; MP Value Fund 7, LLC; MPF Special Fund 8, LLC; MPF Acquisition Co. 3, LLC; Moraga Gold, LLC; Steven Gold; MPF-NY 2005, LLC; and MacKenzie Patterson Fuller, Inc. (the "Purchasers") are offering $300 per Unit, 15% higher than your general partner. If you have previously tendered your Units to AIMCO Properties, L.P. pursuant to its Tender Offer dated February 16, 2005, you may withdraw your Units from that offer and tender your Units pursuant to our offer. We have enclosed a notice of withdrawal that you may send to your general partner if you wish to receive a higher price for your Units.

Reasons to consider selling your interest in the Partnership to MacKenzie Patterson Fuller, Inc.:

o    15% HIGHER THAN GENERAL  PARTNER,  AIMCO.  Your general  partner's offer
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     is $261.28 per Unit and we are offering $300 per Unit.

o    IN 2004,  RENTAL INCOME DECREASED BY 3% AND OPERATING  EXPENSES  INCREASED
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     BY 5.2%. If this trend continues, distributions could decrease.
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o    UNCERTAINTY OF PARTNERSHIP TERMINATION. Our offer provides you with the
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     opportunity to receive a guaranteed amount of money in a specified time period.

The Purchasers currently have sufficient funded capital to fund all of its commitments under this offer and all other tender offers they are presently making. See "DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?" in our Offer. If your general partner's offer and the Purchasers' Offer are very successful, the Partnership could end up having fewer than 300 unit holders, which could result in it being deregistered. See "WILL THE PARTNERSHIP CONTINUE AS A PUBLIC COMPANY?" in our Offer. If you tender your Units to us, we will pay you promptly after the close of the Offer and confirmation of transfer by the general partner. If you have any questions or need assistance, please call the Depository at 800-854-8357, or email us at: offers@mpfi.com.

This offer expires (unless extended) May 23, 2005.

Sincerely,

MACKENZIE PATTERSON FULLER, INC.


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